VOYA LETTERHEAD

U.S. LEGAL/PRODUCT FILING UNIT

ONE ORANGE WAY, C2N

WINDSOR, CT 06094-4774

J. NEIL MCMURDIE

SENIOR COUNSEL

PHONE:  (860) 580-2824  |  EMAIL:  NEIL.MCMURDIE@VOYA.COM

                                                                                                                        BY EDGARLINK

December 4, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Attention: Filing Desk

Re:

Voya Retirement Insurance and Annuity Company and its Variable Annuity Account C

Pre-Effective Amendment No. 1 to Registration Statement on Form N-4

Prospectus Title: Florida University System Optional Retirement Program and the
Florida Senior Management Service Optional Annuity Program

Ladies and Gentlemen:

Voya Retirement Insurance and Annuity Company, as Registrant, and Voya Financial Partners, LLC, as Underwriter, hereby request acceleration of the above Registration Statement to December 18, 2015 in accordance with Rule 461 of the Securities Act of 1933.

If you have any questions, please call the undersigned at (860) 580-2824.

Very truly yours,

/s/ J. Neil McMurdie

J. Neil McMurdie

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